NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: March 11, 2003

CONTACT: Dale G. Rettinger - (304) 842-3597 http://www.petd.com

PDC Announces Planned Retirement of CEO and Chairman James N. Ryan

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that the Company's Chairman and CEO, James N. Ryan, plans to retire at the end of 2003. Mr. Ryan co-founded PDC in 1969, served as President of the Company from 1969 until 1983, and has served as Chairman of the Board and CEO since 1983. During his tenure the company has grown from a small operation with a handful of West Virginia wells to a multi-state operation with over 2,200 wells in 7 states and nearly $200 million in annual revenues. In 1999 Mr. Ryan was selected by Ernst &Young as the West Virginia Entrepreneur of the Year.

In recent years, the Company, under Mr. Ryan's guidance has been selected for the US Chamber of Commerce Blue Chip Enterprise Initiative Award, twice as one of Forbes Magazine "America's Best 200 Small Companies", twice by Fortune as one of "America's Fastest Growing Small Companies". In addition, the Company was honored by Hart's Oil and Gas World for the "Best Environmental Project" in the Northeast United States in 1995, and 5 times by the West Virginia Division of Environmental Protection with first place in the "Oil and Gas Drilling Reclamation Awards" for the Company's environmental performance.

Mr. Ryan will be succeeded as CEO by Steven R. Williams, who will also continue to serve as President of the company. Mr. Williams joined the Company in 1983 as President, having previously worked for Exxon, Texas Oil and Gas, and Exco Enterprises.

According to the Company, Mr. Ryan's prior responsibilities will be shared by Mr. Williams and Dale G. Rettinger. Mr. Rettinger currently serves as Executive Vice President and Chief Financial Officer of the Company.

"We have been working for some time to assure a smooth and successful transition of responsibility and authority", said Mr. Ryan. "For nearly twenty years Mr. Williams and Mr. Rettinger have helped me direct the successful growth of the company. Together we have built an experienced and knowledgeable marketing and operations team that will be able to continue the company's successful growth after I retire."

According to the Company, both Mr. Williams and Mr. Rettinger have executed employment agreements for 2004 through 2005. Provisions of the contracts were developed by the compensation committee using a compensation report prepared for the committee by the Hay Group as a guideline. The Hay Group is a nationally recognized compensation consulting firm.

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According to Jeffrey C. Swoveland, Chairman of the Company's compensation committee,"These new contracts reflect the current market for similarly situated companies and tie management compensation and the creation of shareholder value tightly together. The Compensation Committee, which is comprised entirely of outside directors of the company, will be able to change annual determinants for bonus compensation to ensure that the compensation aligns with the goals of the company. Bonus compensation under the agreements will be capped at an amount equal to the annual salary. Between Mr. Ryan's retirement and the impact of the new contracts, the Company will realize a reduction in executive compensation expense that could approach $2 million per year when the new contracts take effect in 2004 compared to 2002. compared to the contracts currently in effect."

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) has been named on the FSB: Fortune Small Business Magazine list of Americas 100 Fastest-Growing Small Companies and is recognized by Forbes magazine as one of Americas best-run, small-cap oil and gas companies. An independent energy company, PDC is primarily engaged in the development, production and marketing of natural gas in the Appalachian Basin, the Rocky Mountains and Michigan.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597